EXHIBIT 99.2

Media and Investor Contact:

Michael A. Recny, Ph.D.

Vice President, Corporate Development

Trimeris, Inc.

(919) 419-6050

TRIMERIS EXTENDS RESEARCH AGREEMENT WITH ROCHE

COVERING NEXT-GENERATION HIV FUSION INHIBITORS

    Research Term extended for additional 2 years through the end of 2008
    TRI-1144 advancing as the lead preclinical candidate

MORRISVILLE, N.C. -- September 7, 2006 -- Trimeris, Inc. (Nasdaq: TRMS) announced today that the Company and its development partner, F. Hoffmann-La Roche Ltd ("Roche") have mutually agreed to amend their Research Agreement to extend the Research Term by additional two years from January 1, 2007 through December 31, 2008.

The extension of the Research Term governs the joint research efforts by Trimeris and Roche on Next Generation Fusion Inhibitor ("NGFI") peptides created under the Research Agreement, which was first signed by the parties in 2000. Research, development and commercialization costs for the NGFI program will continue to be split equally by Trimeris and Roche, as will any profits from the worldwide sale of products covered under the amended Research Agreement.

The development work covered under the Research Agreement has focused on two distinct peptide classes, exemplified by TRI-999 and TRI-1144 as NGFI candidates. Based on recently completed preclinical studies, TRI-1144 met the criteria established by Trimeris and Roche for further development and is being advanced as the lead preclinical NGFI candidate. TRI-999 did not satisfy these criteria and will not be further developed.

"The collaboration will continue focusing its efforts on conducting further studies with TRI-1144, including the development of extended release formulations for this promising compound in order to meet our desired product profile," commented Dr. Dani P. Bolognesi, Chief Scientific Officer and Vice Chairman of Trimeris.

"We are pleased to extend our productive working relationship with Trimeris on the NGFI program," said Jonathan Knowles, President of Global Research at Roche. "Bringing innovative treatments to HIV patients is an important goal for Roche".

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.